                                                                      EXHIBIT 1


                              SHAREHOLDER AGREEMENT
                                    (VOTING)

         This SHAREHOLDER AGREEMENT (this "Agreement"), dated as of April 26, 2006, is by and between Siemens Medical Solutions USA, Inc., a Delaware corporation (the "Purchaser") and each of the shareholder(s) set forth in the signature pages hereto (each, a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, concurrently herewith, Purchaser, Dresden Acquisition Corporation, a California corporation ("Merger Sub"), and Diagnostic Products Corporation, a California corporation (the "Company") are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement");

         WHEREAS, each Shareholder is the beneficial owner of the number of shares of Company Common Stock set forth opposite such person's name on Schedule I (the "Shares");

         WHEREAS, the Company Shareholders' Approval is required to consummate the Merger; and

         WHEREAS, the board of directors of the Company has, prior to the execution of this Agreement, by resolution duly adopted by unanimous vote at a meeting duly called and held and at which all directors were present, which resolution has not subsequently been rescinded or modified in any manner whatsoever, (i) determined that the Merger Agreement and the Merger are fair to and in the best interests of the shareholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that holders of shares of the Company Common Stock approve the Merger Agreement and the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         SECTION 1.1 DEFINED TERMS. Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

                                   ARTICLE II
                                VOTING AGREEMENT

         SECTION 2.1 GRANT OF PROXY; AGREEMENT TO VOTE. Upon the terms and subject to the conditions hereof, each Shareholder hereby grants with respect to the Shares


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owned by such Shareholder, in addition to any shares of Company Common Stock acquired by Shareholder after the date hereof, an irrevocable proxy to the Purchaser (and agrees to execute such documents or certificates evidencing such proxy as the Purchaser may reasonably request) to vote, at any meeting of the Company's shareholders, or in connection with any written consent of the Company's shareholders, (i) in favor of the approval of the Merger Agreement and the Merger and (ii) against any Acquisition Proposal, other than the Merger. Each Shareholder further agrees to cause all Shares owned by such Shareholder, in addition to any shares of Company Common Stock acquired by Shareholder after the date hereof, to be voted in accordance with the foregoing. This proxy is coupled with an interest and until this Agreement is terminated pursuant to
Section 5.1 hereof is irrevocable. Upon the execution of this Agreement by a Shareholder, such Shareholder hereby revokes any and all other proxies (other than the proxy granted herein) given by such Shareholder with respect to the subject matter hereof. Each Shareholder acknowledges receipt and review of a copy of the Merger Agreement. Each Shareholder agrees not to enter into any agreement or commitment with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Each Shareholder represents and warrants to the Purchaser that (i) such Shareholder is the direct or indirect beneficial owner of the Shares set forth opposite such Shareholder's name on Schedule I, (ii) this Agreement has been duly executed and delivered by such Shareholder, and (iii) this Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

         SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser represents and warrants to Shareholders that (i) this Agreement has been duly executed and delivered by the Purchaser, and (ii) this Agreement constitutes the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

                                   ARTICLE IV
                                    COVENANTS

         SECTION 4.1 COVENANTS OF THE SHAREHOLDERS. Each Shareholder covenants and agrees with the Purchaser that, during the period commencing on the date hereof and ending on the date this Agreement is terminated under Section 5.1 hereof:

         (a) Shareholder shall not sell, transfer, pledge, or dispose of any Shares or offer to make such a sale, transfer, pledge or other disposition (collectively, "Transfer") to any Person;


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provided that this Section 4.1(a) shall not prohibit a Transfer of Shares by a
Shareholder (i) if Shareholder is an individual, (ii) to any member of Shareholder's immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder's immediate family, (iii) upon the death of Shareholder, or (iv) if Shareholder is a partnership or limited liability company, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder; provided that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Purchaser, to be bound by the terms of this Agreement.

         (b) Shareholder waives, and agrees not to exercise or assert, any applicable appraisal rights under Chapter 13 of the California General Corporation Law in connection with the Merger.

         (c) Shareholder shall execute and deliver such other documents and instruments and take such further actions as are necessary in order to ensure that the Purchaser receives the benefit of this Agreement.

                                    ARTICLE V
                                   TERMINATION

         SECTION 5.1 TERMINATION. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (i) the mutual written consent of the Purchaser and the Shareholder, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, or (iv) an amendment to the Merger Agreement that reduces or otherwise changes the form of the Merger Consideration to which the Shareholders would have been entitled.

         SECTION 5.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement, this Agreement (other than Article VI) shall become void and of no effect with no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement prior to termination thereof.

                                   ARTICLE VI
                                     GENERAL

         SECTION 6.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Purchaser:       Siemens Medical Solutions USA, Inc.
                           51 Valley Stream Parkway
                           Malvern, Pennsylvania 19355
                           Facsimile No: (610) 448-1710
                           Attention: Secretary


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with a copy to:            Siemens Corporation
                           153 East 53rd Street, 56th Floor
                           New York, New York 10022
                           Facsimile No: (212) 258-4490
                           Attention: General Counsel


With a copy                Clifford Chance US LLP
(which shall not  31 West 52nd Street
constitute notice) to:     New York, New York  10019
                           Attention: John A. Healy
                                      Karl A. Roessner
                           Telephone: 212-878-8000
                           Telecopier: 212-878-8375


If to the                  Diagnostics Products Corporation
Shareholders:              5210 Pacific Concourse Drive
                           Los Angeles, California 90045
                           Attention: Marilyn Ziering
                           Telecopier: (310) 645-9999


With a copy                O'Melveny & Myers LLP
(which shall not           400 South Hope Street
constitute notice) to:     Los Angeles, California 90071
                           Attention: C. James Levin
                           Telephone: 213-430-6000
                           Telecopier: 213-430-6407

         SECTION 6.2 NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party, nor shall any provisions give any third person any right or subrogation over or action against any party.

         SECTION 6.3 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the conflicts of law provisions thereof. Each party waives any right to a trial by jury in any action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any action shall be tried before a court and not before a jury.

         SECTION 6.4 ASSIGNMENT; SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations


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under this Agreement, whether by operation of law or otherwise, to any other person without the express prior written consent of the other party hereto. Any such assignment or transfer made without the prior written consent of the other party hereto shall be null and void.

         SECTION 6.5 AMENDMENTS; WAIVERS. Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

         SECTION 6.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

         SECTION 6.7 COUNTERPARTS. To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

         SECTION 6.8 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

         SECTION 6.9 SHAREHOLDER CAPACITY. By executing and delivering this Agreement, the Shareholder makes no agreement or understanding herein in his or her capacity or actions as a director, officer or employee of the Company. The Shareholder is signing and entering into this Agreement solely in his, her or its capacity as the beneficial owner of the Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him or her in his or her capacity as an employee, officer or director of the Company or in any other capacity.

         SECTION 6.10 HEADINGS; CONSTRUCTION. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section" or "Article" shall be deemed to refer to a section or article of this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this


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Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.




                  [Remainder of page left intentionally blank]


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         IN WITNESS WHEREOF, the parties have duly executed this Shareholder
Agreement as of the date first above written.

                                         SIEMENS MEDICAL SOLUTIONS USA, INC.



                                         By: /s/ ERICH R. REINHARDT
                                             ----------------------------------
                                             Name: Prof. Dr. Erich R. Reinhardt
                                             Title: Chairman



                                         By: /s/ GEORG OBERMEYER
                                             ----------------------------------
                                             Name: Georg Obermeyer
                                             Title: Chief Financial Officer


                                       S-1
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                                         SHAREHOLDER:



                                         /s/ MARILYN ZIERING
                                         --------------------------------------
                                         Marilyn Ziering, individually and as
                                         trustee


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                                   SCHEDULE I

Name and Address of Shareholder              Shares
-------------------------------              ------
Marilyn Ziering c/o                          4,756,152     (By Trust)
Diagnostics Products Corporation             3,956         (By 401k)
5210 Pacific Concourse Drive                 4,886         (By 401k of
Los Angeles, California 90045                              Deceased Husband)

                                  Schedule I-1